Restated Articles of Incorporation-Page
                        AMENDMENT TO THE
                    ARTICLES OF INCORPORATION
                               OF
                Marci International Imports, Inc.

                           ARTICLE ONE
     Marci International Imports, Inc.. (the "Corporation"), pursuant to the requirements of the General Corporation Law of the State of Georgia, as amended, hereby adopts this Amendment to its Articles of Incorporation.

                           ARTICLE TWO
    The Amendment to the Articles of Incorporation set forth herein was duly adopted in a resolution of the Corporation's Board of Directors, submitted to the Corporation's stockholders for their approval, and approved by a majority vote of the Corporation's stockholders at a meeting called, noticed and held on the 19th day of June 1998.

                          ARTICLE THREE
    The number of shares of the Corporation outstanding at the time of such adoption and the number of shares entitled to vote thereon was FIVE MILLION, ONE HUNDRED EIGHT-ONE THOUSAND EIGHTY-FIVE (5,181,085) shares of common stock (the "Common Stock"). The holders of TWO MILLION, EIGHT HUNDRED SIXTY-ONE THOUSAND FIVE
HUNDRED NINETY-ONE (2,861,591 shares) of Common Stock were present at the meeting in person or by proxy and each of the amendments set forth herein was approved by the holders of a majority of the Corporations' issued and outstanding shares of Common Stock.

                          ARTICLE FOUR
    The provisions of the original Articles of Incorporation and all subsequent amendments thereto are hereby superseded by the following amendments:

                            ARTICLE I
                              NAME
    Effective with this filing, the name of the Corporation shall be FAB Global INC.

                           ARTICLE IV
                       AUTHORIZED CAPITAL
    From and after 5:00 p.m. EST on April 2,1999, the Corporation
shall   be  authorized  to  issue  a  total  of  Thirty   Million
(30,000,000) shares of capital stock which shall be subdivided into classes as follows:
(a)Twenty-five Million (25,000,000) shares of the Corporation's capital stock shall be denominated as Common Stock, have a par value of $.01 per share, and have the rights, powers and preferences set forth in this paragraph. The Holders of
   Common Stock shall share ratably, with all other classes of common equity, in any dividends that may, from time to time, be declared by the Board of Directors. No dividends may be paid with respect to Corporation's Common Stock, however, until dividend distributions to the holders of Preferred Stock, if any, have been paid in accordance with the Articles or Articless of designation relating to such Preferred Stock. The holders of Common Stock shall share ratably, with all
   other  classes  of  common  equity,  in  any  assets  of   the
   Corporation  that  are  available  for  distribution  to   the
   holders  of  common equity securities of the Corporation  upon
   the   dissolution  or  liquidation  of  the  Corporation.  The
   holders of Common Stock shall be entitled to cast one vote per share on all matters that are submitted for a vote of the stockholders. Effective at 5:00 p.m. EST on April 2,1999, and without any further action by the holders the Common Stock of the Corporation, the FIVE MILLION, ONE HUNDRED EIGHT-ONE
   THOUSAND   EIGHTY-FIVE  (5,181,085)  issued  and   outstanding
   shares  of  the Corporation's Common Stock shall  consolidated or "reverse split" in the ratio of 1 new share for every 18 shares currently held by a stockholder so that the total issued and outstanding capital stock of the Corporation shall consist of THREE HUNDRED THOUSAND (300,000) shares, more or less. No fractional shares shall be issued in connection with the reverse split and all calculations that would result in the issuance of a fractional share shall be rounded up to the nearest whole number. In addition, no stockholder who was the beneficial owner of at least 100 shares on the date of this Amendment shall receive fewer than 100 shares of the $.01 par value Common Stock of the Corporation in connection with the implementation of the reverse split and all calculations that would result in the issuance of fewer than 100 shares of Common Stock to such a stockholder shall be rounded up to 100 shares.
(b)Five   Million   (5,000,000)  shares  of   the   Corporation's
   authorized capital stock shall be denominated as Preferred Stock, par value of $.01 per share. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series of Preferred Stock.

Dated April 2, 1999.                 Marci International
Imports, Inc.


                                 By:
                                    Sally  A.  Fonner,  President
                                    and Sole Director